SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934



Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to ss.240.14a-11(c) or
         ss.240.14a-12

                        PHARMACEUTICAL FORMULATIONS, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x ]     No fee required
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         and 0-11.

        (1) Title of each class of securities to which transaction applies:_______________

        (2)   Aggregate number of securities to which transaction applies:
              _______________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______________

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[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                        PHARMACEUTICAL FORMULATIONS, INC.
                              460 PLAINFIELD AVENUE
                            EDISON, NEW JERSEY 08818
                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON DECEMBER 1, 1998

To the Stockholders of Pharmaceutical Formulations, Inc.:

          You are hereby notified that the Annual Meeting of Stockholders of Pharmaceutical Formulations, Inc., a Delaware corporation (the "Company") will be held at The Marriott Financial Center Hotel, 85 West Street, New York, New York, on December 1, 1998, at 4:30 p.m. local time, for the following purposes:

          1. To elect three members to the Board of Directors of the Company for a term of one year, to serve until their respective successors are elected and qualified;

          2. To ratify the selection by the Company of BDO Seidman, LLP as independent auditors of the Company for the year ending June 30, 1999; and

          3. To transact such other matters as may properly come before the meeting or any adjournments thereof.

          Only stockholders of record at the close of business on October 26, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting or any adjournments thereof.

          A proxy statement and proxy are enclosed herewith. If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope which requires no postage if mailed within the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares. Also enclosed herewith is the Company's Annual Report for fiscal 1998.

                                              By Order of the Board
                                              of Directors

                                              Frank Marchese, Secretary

Edison, New Jersey
October 27, 1998

PROXY STATEMENT


                        PHARMACEUTICAL FORMULATIONS, INC.
                              460 PLAINFIELD AVENUE
                            EDISON, NEW JERSEY 08818


                                  INTRODUCTION

          This proxy statement is furnished in connection with the Annual Meeting of Stockholders (the "Annual Meeting") of Pharmaceutical Formulations, Inc. (the "Company") to be held on Tuesday, December 1, 1998 and at any adjournments thereof. The accompanying proxy is solicited by the Board of Directors of the Company and is revocable by the stockholder by notifying the Company's Secretary at any time before it is voted, by giving a valid proxy bearing a later date or by voting in person at the Annual Meeting. This proxy statement and accompanying proxy will be distributed to stockholders of the Company beginning on or about November 6, 1998.

          The principal executive offices of the Company are located at 460 Plainfield Avenue, Edison, New Jersey 08818, telephone (732) 985-7100.

                      OUTSTANDING SHARES AND VOTING RIGHTS

          Only stockholders of record of the Company at the close of business on October 26, 1998 are entitled to receive notice of, and vote at, the Annual Meeting. As of that date, the number and class of stock outstanding and entitled to vote at the meeting was 30,253,320 shares of common stock, par value $.08 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

          The director nominees who receive the highest number of votes for the number of positions to be filled will be elected. Except as otherwise required by law or the Company's Certificate of Incorporation, an affirmative vote of the holders of the majority of the shares present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon. Abstentions will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum, with the result that an abstention has the same effect as a negative vote. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners, such broker nonvotes will not be treated as votes cast on a particular matter, and will therefore have no effect on the vote, but will be treated as shares present or represented for purposes of establishing a quorum. A quorum is representation in person or by proxy at the Annual Meeting of at least one-third of the outstanding shares of the Company. ICC Industries Inc. ("ICC"), an affiliate of the Company with an address of 460 Park Avenue, New York, NY, owns 19,635,894 shares (approximately 64.4% of the total number of shares outstanding). Accordingly, ICC can appoint the entire board of directors, ratify the selection of BDO Seidman, LLP to audit the financial statements of the Company and generally take any action upon which the stockholders are requested to vote. ICC has indicated that it intends to approve all proposals set forth in this Proxy Statement and vote in favor of the election of all nominated directors. Therefore, approval of Proposal No. 2 and the election of all directors who have been nominated is assured.

          A list of stockholders of the Company satisfying the requirements of
Section 219 of the Delaware General Corporation Law shall be available for inspection for any purpose germane to the meeting during normal business hours at the offices of the Company at least ten days prior to the Annual Meeting.

                                  PROPOSAL NO.1

                              ELECTION OF DIRECTORS

          Each nominee to the Board of Directors will serve until the next Annual Meeting of Stockholders, or until his earlier resignation, removal from office, death or incapacity. The Board of Directors of the Company currently is set at three members. According to the By-Laws and the Certificate of Incorporation of the Company, the size of the Board is set by action of a majority of the whole board of directors.

          ICC has advised the Company that it plans to nominate members to the Company's Board of Directors from time to time, in accordance with the laws of the State of Delaware and the By-Laws of the Company. Messrs. Oram and Cheesman have been nominated pursuant to the request of ICC. Additional nominees to the Board of Directors can be appointed to the Board by ICC, as majority stockholder. Upon any such appointments, the Company will issue a press release to identify the appointee.

          Unless otherwise specified, the enclosed proxy will be voted in favor of the election of Ray W. Cheesman, Charles E. LaRosa and John L. Oram (or for substitute nominees in the event of contingencies not known at present). Information is furnished below with respect to all nominees.

          Each of the nominees named below has served as a director during fiscal year 1998, which ended on ended June 30, 1998. Information with respect to the principal occupation or employment of the nominees, the name and principal business of the corporation or other organization in which such occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to the Company by the respective nominees.

          The Board of Directors unanimously recommends that the stockholders vote FOR the election as directors of the nominees listed below for terms expiring in 1999. If one or more of the nominees should become unavailable or unable to serve at the time of the Annual Meeting, the shares to be voted for such nominee or nominees which are represented by proxies will be voted for any substitute nominee or nominees designated by the Board or, if none, the size of the Board will be reduced within legal limits. The Board knows of no reason why any of the nominees will be unavailable or unable to serve at the time of the Annual Meeting.

          - RAY W. CHEESMAN, age 67, has been a director of the Company since July 1993, and was a consultant to KPMG Peat Marwick LLP, an international accounting firm from 1987 through June 1996. Prior thereto, Mr. Cheesman was a partner in such firm. Mr. Cheesman is a licensed Certified Public Accountant.

          - CHARLES E. LAROSA, age 56, has been a director of the Company and President and Chief Executive Officer since December 1995. For the five years prior thereto he was President of American Home Food Products, a subsidiary of American Home Products Corporation.

          - JOHN L. ORAM, age 54, has been a director of the Company since July 1993. He was appointed Chairman of the Board in December 1995. Mr. Oram has been President and Chief Operating Officer of ICC since 1987. ICC, an affiliate of the Company, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products. Since 1980, Mr. Oram has been a director of Electrochemical Industries (1952) Ltd. ("EIL"), an Israeli subsidiary of ICC listed on the Tel-Aviv and American Stock Exchanges engaged in the manufacture and distribution of chemical products. From May 1996, Mr. Oram has been a director of Frutarom Industries Limited, a company spun-off from EIL and listed on the Tel-Aviv Stock Exchange engaged in the flavor and fragrance industry.

COMPENSATION OF DIRECTORS; BOARD MEETINGS

          Members of the Board of Directors who are not employees of the Company or representatives of ICC are compensated at the rate of $2,500 per year, plus $500 for each meeting attended. Members are also paid for special projects undertaken on behalf of the Company and for actual expenses incurred in connection with their attendance at Board and Committee meetings.

          The Company's Board of Directors met five times during fiscal 1998. All of the directors attended at least 75% of the meetings of the Board and committees of which they are members in fiscal 1998.

BOARD COMMITTEES

          The Board of Directors has Audit and Compensation Committees but does not have any Nominating Committee. The Board also appoints the members of the Stock Option Committee constituted under the Company's 1994 Stock Option Plan. The sole member of the Audit Committee is Ray W. Cheesman. The members of the Stock Option Committee are Ray W. Cheesman and John L. Oram. The members of the Compensation Committee are Ray W. Cheesman, Charles E. LaRosa and John L. Oram.

          The Audit Committee reviews the findings and reports of the independent certified public accountants and makes recommendations, relating to the accounting controls, audit and financial statements of the Company. It met two times in fiscal 1998. The Compensation Committee reviews compensation issues; approves salaries, reviews benefit programs for the executive officers; reviews and recommends incentive compensation (including stock compensation) plans; and approves any employment contracts with, or other contractual benefits for, executive officers. It met two times in fiscal 1998. The Stock Option Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1994 Stock Option Plan. It met two times during fiscal 1998.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY*

          COMPENSATION PHILOSOPHY. The Company's philosophy for compensation of executive officers has been to provide reasonably competitive levels of compensation, reward corporate performance and recognize individual initiative and performance in achieving corporate goals. The Company does not determine compensation based on any specific formulas, targets or weighed criteria.

          BASE SALARIES. The base salary for the Company's President is set by an employment agreement initially entered into December 1995 but is subject to increases as authorized by the Board of Directors. Base compensation for other executive officers is determined by recommendations of the Chief Executive Officer and approval by the Compensation Committee.

          INCENTIVE COMPENSATION. Annual incentive compensation is based primarily on corporate operating performance and includes an informal overall assessment by the Committee of each executive officer's role in helping the Company to achieve its goals. Incentive compensation in fiscal 1998 took the form of cash bonuses.

_____________________________

* This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          STOCK OPTIONS. In fiscal 1998, the Stock Option Committee granted stock options to certain key employees to reward them for their contribution to the Company's long-term performance and to provide incentives to encourage future efforts.

          CHIEF EXECUTIVE OFFICER'S COMPENSATION. Mr. LaRosa, the Company's President and Chief Executive Officer, is being compensated pursuant to an employment agreement, which sets forth all of the elements of his compensation. See "Employment Contracts and Change-in- Control Arrangements". The initial salary level was based on negotiation between the Company and the executive and does not vary based on the Company's performance. Increases are determined by the Board of Directors in its discretion. Effective January 1, 1998, the Board increased Mr. LaRosa's salary to $300,000, from $275,000, in recognition of his valued services to the Company. In addition, in fiscal 1998, the non-executive directors of the Company recommended, and Mr. LaRosa received, a stock option grant of 250,000 shares and agreed to recommend at an appropriate future time a further grant in anticipation of the listing of the Company's stock on a stock exchange or quotation system. The primary factors and criteria on which the Chief Executive Officer's compensation is based are the Company's financial results and Mr. LaRosa's role in helping to achieve such results. The Chief Executive Officer is a member of the Company's Compensation Committee but he excused himself from any consideration by such Committee of his compensation.

          COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction beginning in 1994 to public companies for compensation over $1 million received by a corporation's Chief Executive Officer and four other most highly compensated executive officers if not pursuant to qualifying performance-based plans. No executive officer's cash compensation was in excess of $1,000,000 in fiscal 1998 and, at this time, it is not anticipated that any executive officer of the Company will receive any such cash compensation in excess of this limit during the current fiscal year. Therefore, during fiscal 1998 the Committee did not take any action to comply with such limit.

          CONCLUSION. The Committee believes the current compensation structure appropriately compensates its officers in a manner that relates to performance and to the stockholders' long- term interests. The Committee will continue to review compensation practices, with respect to both overall arrangements and the compensation of specific officers.

                                Respectfully submitted,

                                For the Compensation Committee:

                                    RAY W. CHEESMAN
                                    CHARLES E. LAROSA
                                    JOHN L. ORAM

                                For the Stock Option Committee:

                                    RAY W. CHEESMAN
                                    JOHN L. ORAM

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          No members of the Company's Compensation Committee (other than Charles LaRosa, the Company's President and Chief Executive Officer) or Stock Option Committees are employed by the Company. No director of the Company served during the last completed fiscal year as an executive officer of any entity whose compensation committee (or other comparable committee, or the Board, as appropriate) included an executive officer of the Company. There are no "interlocks" as defined by the Securities and Exchange Commission ("SEC").

COMPENSATION TABLES

          This section of the Proxy Statement discloses fiscal 1998 plan and non-plan compensation awarded or paid to, or earned by, the (i) Company's Chief Executive Officer ("CEO") and (ii) the Company's five most highly compensated executive officers other than the CEO who were serving as executive officers at June 30, 1998, to the extent that salary and bonuses exceeded $100,000 (together, these six persons are sometimes referred to as the "Named Executives").

                           SUMMARY COMPENSATION TABLE

          The following table contains compensation data for the Named Executives for the most recent three fiscal years:


               ANNUAL COMPENSATION                                         LONG-TERM COMPENSATION
---------------------------------------------     ----------------------------------------------------------------------------
                                                                                AWARDS               PAYOUTS
                                                                      -------------------------      -------
                                                          OTHER      RESTRICTED     SECURITIES
                                                          ANNUAL       STOCK        UNDERLYING      LTIP       ALL OTHER
NAME AND                         SALARY     BONUS      COMPENSATION    AWARDS        OPTIONS        PAYOUTS    COMPENSATION
PRINCIPAL POSITION       YEAR      $          $           $              $              #             $             $
------------------       ----    ------     --------  ------------   ---------      ----------     --------    ------------
Charles E.LaRosa          1998    $287,500 $140,000      --          $25,000        250,000         --           --
 President and            1997     262,000  100,000      --            --            75,000         --           --
 Chief Executive          1996     110,000     --        --           19,000        105,000         --           --
 Officer(1)

David Belaga              1998     130,500   15,000      --            --             7,000         --           --
 Vice President,          1997     127,000   19,000      --            --             7,000         --           --
 Marketing                1996      21,000     --        --            --              --           --           --

Victor Biller             1998     141,250   18,000      --           12,500         30,000         --           --
 Vice President,          1997        --       --        --            --              --           --           --
 Operations(2)            1996        --       --        --            --              --           --           --

Anthony Cantaffa,         1998     125,000    6,500      --            --              --           --           --
 Vice President           1997     135,000    5,000      --            --             5,000         --           --
 of New Business          1996     145,000     --        --            --              --           --           --
 Development

George Chin               1998     162,000   30,000      --            --            15,000         --           --
 Vice President,          1997     160,000   40,000      --            --            12,000         --           --
 Sales                    1996     140,000   30,000      --            --              --           --           --

Fran Marchese             1998     118,500   22,000      --           --             20,000         --           --
 Vice President;          1997     111,000     --        --           --               --           --           --
 Chief Financial          1996     106,000     --        --           --               --           --           --
 Officer; Secretary
 and Treasurer

-------------------------
1  Mr. LaRosa was elected President in December 1995
2  Mr. Biller was elected a Vice President in July 1997

                          OPTION GRANTS IN FISCAL 1998

          The following table contains information concerning the grant of stock options to the Named Executives during fiscal 1998 (no options were granted to Mr. Cantaffa in fiscal 1998 and the Company has no outstanding stock appreciation rights "SARs" and granted no SARs during fiscal 1998):


                                                  INDIVIDUAL GRANTS
                         ------------------------------------------------------------------
                         NUMBER OF            PERCENT OF                                             POTENTIAL REALIZATION VALUE AT
                         SECURITIES          TOTAL OPTIONS                                            ASSUMED ANNUAL RATES OF STOCK
                         UNDERLYING           GRANTED TO         EXERCISE                                PRICE APPRECIATION FOR
                          OPTIONS            EMPLOYEES IN          PRICE          EXPIRATION                 OPTION TERM(1)
NAME                      GRANTED            FISCAL YEAR         ($/SHARE)(2)       DATE                5%($)            10%($)
--------                 -----------         --------------      ------------     ----------        ------------------------------
Charles E. LaRosa         250,000               72%              $.80              11/02               $40,000           $102,500

David Belaga                7,000                2%              $.80              11/02                $1,120             $2,870

Victor Biller              30,000                9%              $.80              11/02                $4,800            $12,300

George Chin                15,000                4%              $.80              11/02                $2,400             $6,150

Frank Marchese             20,000                6%              $.80              11/02                $3,200             $8,200

--------------------
1    Executives may not sell or assign any option grants, which have value only to the extent of stock price appreciation, which will benefit all stockholders commensurately. The amounts set forth are based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and
     Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. The Company did not use an alternate formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

2 The exercise price is equal to or higher than the fair market value of the Company's Common Stock on the date of the grant.

  AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES IN FISCAL 1998

          No options were exercised by any executive officer of the Company during fiscal 1998. The following table sets forth information with respect to the Named Executives concerning unexercised options held at fiscal year-end:

                                                                     NUMBER OF UNEXERCISED                   VALUE OF UNEXERCISED
                                                                     SECURITIES UNDERLYING                   IN-THE-MONEY OPTIONS
                                                                      OPTIONS AT  6/30/98                      AT 6/30/98($)(1)
                                                                     ---------------------                   --------------------
                              SHARES
                             ACQUIRED ON      REALIZED VALUE
NAME                         EXERCISE(#)         ($)             EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
------                       -----------      --------------     -----------      -------------      -----------      -------------
Charles E. LaRosa                ---             ---                180,000             250,000         $16,950            -0-

David Belaga                     ---             ---                 32.000               7,000           6,750            -0-

Anthony Cantaffa                 ---             ---                118,800                 ---           6,700            -0-

George Chin                      ---             ---                 82,550              15,000           6,750            -0-

Frank Marchese                   ---             ---                 60,000              20,000             -0-            -0-

Victor Biller                    ---             ---                    ---              30,000             -0-            -0-

--------------------

1 Market value of underlying securities at year end, as applicable, minus the exercise price. The high bid and low asked prices on the OTC Bulletin Board on June 30, 1998, were $ .69 and $ .77 respectively. Certain options are excluded since they are Out of the money.


             EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

LAROSA EMPLOYMENT AGREEMENT

          Mr. LaRosa entered into an employment agreement with the Company dated April 4, 1996 pursuant to which he agreed to be retained as President and Chief Executive Officer at a salary of $250,000 per year beginning June 7, 1996. Mr. LaRosa was paid $200,000 per annum for the period from December 7, 1995 to June 7, 1996. Mr. LaRosa is entitled to a bonus at the end of each fiscal year based upon Company results and performance, which bonus is at the sole discretion of the Board of Directors with no guaranteed minimum or maximum. Pursuant to such agreement, effective June 7, 1996 he was awarded a grant of 25,000 shares of stock and stock options for 75,000 shares of Common Stock, at $.56 per share, such options being exercisable in full on October 4, 1996 and expiring April 4, 2001. Mr. LaRosa had previously received options for 30,000 shares of Common Stock exerciseable at $.66 per share, such options were exercisable on June 7, 1996 and expire June 7, 2001. Effective January 1, 1997, Mr. LaRosa's salary was increased to $275,000 per annum and he was awarded a grant of 37,202 shares on July 1, 1997. On January 1, 1998, his salary was increased to $300,000. In addition, in fiscal 1998, the non-executive directors of the Company recommended, and Mr. LaRosa received, a stock option grant of 250,000 shares and agreed to recommend at an appropriate future time a further grant in anticipation of the listing of the Company's stock on a stock exchange or quotation system. He is also entitled to certain insurance and similar benefits of a customary nature, plus reimbursement of financial planning services up to a maximum of $5,200 per year. Mr. LaRosa's employment may be terminated at any time by the Company upon three months notice, but in such instance he will continue to receive compensation for 12 months from the date on which the Company chooses to cease his employment activities. Mr. LaRosa may terminate his employment upon two weeks notice.

OPTIONS

          Options granted under the Company's 1994 Stock Option Plan include provisions accelerating the vesting schedule in the case of a defined "Change of Control." A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) the beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company; (ii) during any period of twelve months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination was approved by the directors in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) a person acquires beneficial ownership of stock of the Company that, together with stock held immediately prior to such acquisition by such person, possesses more than 50% of the total fair market value of total voting power of the stock of the Company, unless the additional stock is acquired by a person possessing, immediately prior to such acquisition, beneficial ownership of 40% or more of the Common Stock; or (iv) a person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the Company immediately prior to such acquisition. Notwithstanding the foregoing, for purposes of clauses (i) and
(ii), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and policies of the Company is not transferred from a person to another person; and for purposes of clause
(iv), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (A) to a stockholder in exchange for his stock, (B) to an entity in which the Company has (directly or indirectly) 50% ownership, or
(C) to a person that has (directly or indirectly) at least 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such person possesses (directly or indirectly) 50% ownership.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION*

          SET FORTH BELOW IS A CHART AND LINE GRAPH COMPARING THE YEARLY PERCENTAGE CHANGE IN THE CUMULATIVE TOTAL STOCKHOLDER RETURN (CHANGE IN YEAR-END STOCK PRICE PLUS REINVESTED DIVIDENDS) ON THE COMPANY'S COMMON STOCK WITH THE CUMULATIVE TOTAL RETURN OF THE NASDAQ STOCK MARKET INDEX, THE NASDAQ PHARMACEUTICAL INDEX AND A PEER GROUP BASED ON MARKET CAPITALIZATION FOR THE PERIOD OF FIVE FISCAL YEARS ENDING ON JUNE 30, 1998. THE GRAPH AND CHART ASSUMES THAT THE VALUE OF THE INVESTMENT IN THE COMPANY'S COMMON STOCK AND FOR EACH INDEX WAS $100 ON JUNE 30, 1993 AND REFLECTS REINVESTMENT OF DIVIDENDS AND MARKET CAPITALIZATION WEIGHING. THE DOLLAR AMOUNTS INDICATED IN THE GRAPH AND CHART ARE AS OF JUNE 30TH IN EACH YEAR INDICATED.

----------

* This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                                                           CUMULATIVE TOTAL RETURN ($)

REGISTRANT/INDEX                       6/93         6/94         6/95          6/96          6/97         6/98
=======================================================================================================================
Pharmaceutical Formulations            $100         150.00       112.60        156.20        125.00       150.00
-----------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market (US)               $100         100.96       134.77        173.03        210.38       277.61
-----------------------------------------------------------------------------------------------------------------------
Nasdaq Pharmaceuticals                 $100         83.65        111.03        163.50        166.34       170.69
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

          Notwithstanding the fact that the companies in the Nasdaq Pharmaceutical Index are primarily major pharmaceutical companies involved primarily in the prescription ethical pharmaceutical business, it is felt that such Nasdaq index provides the most appropriate comparison for the Company of the available indexes and that there is no appropriate peer group to which the Company could be adequately compared. Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

                   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

          The following table shows information, as of September 30, 1998, with respect to the beneficial ownership of Common Stock by (i) each director, (ii) each Named Executive, (iii) each person or group known to the Company to own beneficially more than 5% of the outstanding Common Stock, and (iv) all executive officers and directors as a group (the addresses of all the persons named below is c/o Pharmaceutical Formulations, Inc. 460 Plainfield Avenue, Edison, NJ 08818 except for ICC Industries Inc., Dr. John J. Farber and John Oram, whose address is 460 Park Avenue, New York, NY 10022):


                                                  AMOUNT AND NATURE OF                PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP(1)              OF CLASS
------------------------------------              -----------------------             ----------
ICC Industries Inc.                                   19,635,894(2)                    64.9%

Dr. John Farber                                       19,635,894(2)                    64.9%

John L. Oram                                              161,536                       *

Charles E. LaRosa                                         263,077                       *

Ray W. Cheesman                                           135,000                       *

David Belaga                                               34,500                       *

Victor Biller                                              25,000                       *

Anthony Cantaffa                                          189,255                       *

George Chin                                               159,195                       *

Frank Marchese                                             64,000                       *

Officers and Directors as
a Group (9 persons)                                     1,083,813                     3.5%

---------------------------

*    Less than 1%.
1 Unless it is stated otherwise in any of the following notes, each holder owns the reported shares directly and has sole voting and investment power with respect to such shares. The number of shares beneficially owned by a person also includes all shares which can be acquired by such person within 60 days, including by way of exercise of outstanding options or the conversion of convertible securities which are, or during such 60-day period, become exercisable or convertible.
2 Does not include 2,756,160 shares includable in connection with ICC's limited preemptive rights since such rights are not currently exercisable nor can there be any assumption that they will become exercisable within 60 days after September 30, 1998. Such shares are issuable only upon the issuance by the Company of certain shares to other person pursuant to agreements which were outstanding as of September 24,1992. The issuance of shares to ICC pursuant to the limited preemptive rights is intended to maintain the preexisting equity ownership of ICC of approximately two-thirds of the outstanding shares (excluding shares which ICC may acquire upon conversion of convertible preferred shares). It also does not include any shares which may be issuable upon conversion of outstanding convertible preferred stock since such conversion can not occur until April
     8, 1999. Dr. Farber is the majority stockholder of ICC. See "Certain
     Relationships and Related Transactions."
3 Includes shares of Common Stock subject to stock options exercisable as of September 30, 1998 or within 60 days thereof as follows: Mr. Belaga:
     32,000; Mr. Cantaffa: 118,800; Mr. Cheesman: 75,000; Mr. Chin: 82,550; Mr.
     LaRosa: 180,000; Mr. Marchese: 60,000; and all officers and directors as a group: 596,600.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and any exchange on which the Company's securities may be traded. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all such filing requirements for the year ended June 30, 1998 were complied with except that Mr. Cantaffa filed three reports late in fiscal 1998 relating to transactions in fiscal 1995 and 1997; Mr. Chin filed one report late in fiscal 1998 relating to a transaction in fiscal 1997; and Mr. Belaga filed one report late in fiscal 1998 relating to his becoming a reporting person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH ICC

          OPTION AGREEMENT

          In September 1991, the Company entered into the ICC Option Agreement pursuant to which ICC was granted a series of options to acquire a total of 66.67% of the number of shares of the Company's Common Stock outstanding after the exercise of all options owned by ICC and certain other outstanding options, warrants, rights and convertible securities. All of the options under such agreement have been exercised. As a result of the exercise of certain options, ICC acquired voting control of the Company as of October 1992. The last option was fully exercised in May 1994.

          Under the ICC Option Agreement, ICC was also granted certain preemptive rights (the "Limited Preemptive Rights") at a price equal to the lesser of the exercise price (or conversion price, as the case may be), of certain additional outstanding options, warrants and other rights to purchase shares of Common Stock (the "Convertible Securities") or $.25 (except with respect to certain warrants to purchase 400,000 shares of the Company's Common Stock granted to management in September 1992, to the extent enforceable, in which case the price is $.50). Such warrants expired on October 1, 1998. The Limited Preemptive Rights are exercisable for a period of 45 days after the Company sends notice to ICC that shares have been issued in connection with any outstanding Convertible Securities. The Company cannot predict whether any shares will be issued pursuant to the exercise of outstanding Convertible Securities or whether ICC will exercise any resulting preemptive rights.

          As of October 26, 1998, ICC owned a total of 19,635,894 shares of the Company's Common Stock, representing approximately 64.9% of the total number of shares outstanding on that date, and it held rights to acquire additional shares under the Limited Preemptive Rights.

          SALE OF PREFERRED STOCK

          Effective April 4, 1996, the Company filed a Certificate of Designations, Preferences and Rights creating 3,000,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"). The holders of Series A Preferred Stock are entitled to a dividend at the lower of $.08 per share or $1.00 times the prime rate of interest at the time of the sale of the Series A Preferred Stock, payable semiannually when declared. Dividends cumulate if not paid and the Company cannot declare or pay dividends on any other class of stock until dividends on the Series A Preferred Stock are paid. The holders of Series A Preferred Stock are entitled to a liquidation preference of $1.00 per share. The Company may redeem shares of Series A Preferred Stock at any time at a price equal to the liquidation preference plus accrued and unpaid dividends. Shares of Series A Preferred Stock may be converted at the option of the holder into shares of Common Stock, par value $.08 per share, at any time after 36 months from issuance upon three months prior notice at a rate such that each share of Series A Preferred Stock shall be converted into such number of shares of Common Stock as equals the liquidation preference plus accrued and unpaid dividends, divided by the lower of the current market price (as defined) at the conversion date or $2.00 per share (subject to certain antidilution adjustments). The shares of Series A Preferred Stock are accorded only such voting rights as required by applicable law. The Company, however, may not take certain enumerated action prejudicial to the interest of the holders of Series A Preferred Stock without the approval of the holders of a majority of the Series A Preferred Stock.

          The Company sold 2,500,000 shares of Series A Preferred Stock to ICC pursuant to a Stock Purchase Agreement between the Company and ICC dated April 8, 1996 for a payment of $2,500,000. Pursuant to the Stock Purchase Agreement, the Company agreed to (a) redeem some or all of the Series A Preferred Stock owned by ICC if the Company has made a registered public offering of its common stock and the proceeds thereof shall have been sufficient to pay the redemption price and (b) allow ICC to surrender shares of Series A Preferred Stock, valued at the liquidation preference therefor plus accrued and unpaid dividends, in exercise of any warrants, options or other rights to purchase Common Stock which ICC may have or in payment of any shares of Common Stock purchased in any public offering. The foregoing covenants are conditioned upon the Company's ability to undertake the required actions under applicable law and that the redemption or surrender of shares would not thereby cause the Company to fail to meet all requirements for listing or continued listing of the Company's Common Stock on the Nasdaq Stock Market or such other exchange on which the Common Stock may be listed.

          PURCHASE OF RAW MATERIALS

          During fiscal 1998, 1997 and 1996 the Company purchased $2,673,000, $1,226,000 and $795,000, respectively of raw materials from ICC.

          LEASE FINANCING

          ICC has also assisted the Company in obtaining certain machinery and equipment for the expansion of the Company's production capacity. In such cases, ICC, or its affiliates, typically acted as lessor of the equipment for which fixed monthly fees are paid by the Company. As a result of the general financial condition of the Company, the Company would not otherwise have been able to secure such leases and credit facilities in the amounts required for the Company's continuing and planned operations.

          Since January 1992, the Company has entered into various subleases of equipment and leasehold improvements from companies affiliated with ICC, for which the Company pays such affiliates fixed monthly fees. Such leases have various terms, expiring at different times between 1998 and 2001. In fiscal 1998, the Company assumed these subleases and is now making the lease payments directly to the leasing company previously associated with ICC. Upon expiration of the term of each lease, the Company is entitled to purchase the equipment for a price of $1.00. The Company no longer leases equipment from ICC.

          CIMETIDINE AGREEMENT

          In August 1993, the Company and ICC Chemical Corporation, an affiliate of ICC, entered into a cooperative joint venture regarding the manufacture of Cimetidine, a pharmaceutical product used for the relief from heartburn, acid indigestion and sour stomach (the "Cimetidine Agreement"). Such agreement was amended in September 1996. Pursuant to the agreement as amended, ICC will be the sole source of raw materials for Cimetidine. It also provided, at its expense, the raw materials and paid the outside costs related to the preparation of the OTC ANDA. The Company prepared and filed an ANDA for OTC cimetidine, which approval was granted in June 1998. ICC is entitled to a royalty of 10% of net sales of OTC Cimetidine up to a return of 8.75% compounded annually on its investment. ICC, if the Company agrees, may buy Cimetidine for resale to export customers, for which ICC will pay 10% less than the price to ICC's customers. The term of the agreement is ten years from the date of FDA approval of the sale and distribution of the product. At the expiration of the term of the agreement, if not renewed, the assets of the venture shall be distributed to the two co-venturers as shall be agreed. The Company had commenced the sale of OTC Cimetidine and as of June 30, 1998 had accrued an obligation to ICC of $153,000 pursuant to the royalty arrangement noted above.

          LEGAL SERVICES

          In fiscal 1996 the Company appointed the law firm of Whitman Breed Abbott & Morgan ("Whitman") as its general counsel and the law firm of Stroock & Stroock & Lavan LLP ("Stroock") as its securities counsel. Both Whitman and Stroock have performed and continue to perform legal services for ICC in matters unrelated to the Company.

OTHER RELATED TRANSACTIONS

          STOCK ISSUANCE

          Pursuant to the ICC Option Agreement and the waiver of certain provisions of former President Dr. Tesler's employment agreement, as amended, certain employees (as defined) were issued shares of the Company's Common Stock in the last three fiscal years. A total of 27,567 shares were issued in the last three fiscal years. The Company is also obligated to issue to such individuals an aggregate of up to 133,966 additional shares if convertible securities existing at September 24, 1992 are converted into Common Stock.

                                 PROPOSAL NO. 2

                      RATIFICATION OF SELECTION OF AUDITORS

          The firm of BDO Seidman, LLP audited the financial statements of the Company for each of the fiscal years ended June 30, 1990 through 1998 and the Board of Directors has selected such firm to audit the financial statements of the Company for the year ending June 30, 1999. Accordingly, the Board of Directors will offer the following resolution at the Annual Meeting:

               RESOLVED, THAT THE APPOINTMENT BY THE BOARD OF DIRECTORS OF BDO SEIDMAN, LLP, INDEPENDENT PUBLIC ACCOUNTANTS, TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR ENDING JUNE 30, 1999 IS HEREBY RATIFIED AND APPROVED.

          It is anticipated that a member of BDO Seidman, LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity, if he desires, to make a statement.

          The affirmative vote of at least a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2. Under Delaware law, there are no rights of appraisal or dissenter's rights which arise as a result of a vote to ratify the selection of auditors.

          THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDERS' PROPOSALS

          It is anticipated that the Company's 1998 Annual Meeting of Stockholders will be held in November 1999. Stockholders who seek to present proposals at the Company's Annual Meeting of Stockholders must submit their proposals to the Secretary of the Company on or before June 15, 1999.

                                     GENERAL

          The Company does not intend to hire a proxy solicitor. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

          Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal No. 2 and FOR the election of all directors nominated.

          The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

          IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

          THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON WHO HAS BEEN SENT A COPY OF THIS PROXY STATEMENT, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1998. Such a written request is to be directed to Frank Marchese, Secretary, Pharmaceutical Formulations, Inc., 460 Plainfield Avenue, Edison, New Jersey 08818.

                            By Order of the Board of Directors,
                            Frank Marchese, Secretary


Edison, New Jersey
October 27, 1998


FRONT:

                        PHARMACEUTICAL FORMULATIONS, INC.
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 1, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoint Frank Marchese and Debra Mueller, as Proxies, each with full power to appoint his or her substitute, and hereby authorizes them to appear and vote as designated below, all shares of Common Stock of Pharmaceutical Formulations, Inc. held of record by the undersigned on October 26, 1998, at the Annual Meeting of Stockholders to be held on December 1, 1998 and any adjournments thereof.

          The undersigned hereby directs this Proxy to be voted:

1.  Election of directors:

    /  /  FOR the election of directors      or    /  /    WITHHOLD AUTHORITY
          of all nominees listed                           to vote for all
          below (except as marked to                       nominees listed below
          the contrary below)
            RAY W. CHESSMAN            CHARLES E. LAROSA        JOHN L. ORAM

     (INSTRUCTION: To withhold authority to vote for any of the above-listed nominees, strike a line through that nominee's name)

2. Proposal to approve the appointment of BDO Seidman, LLP as independent auditors for the Company for the year ending June 30, 1998:
               /  / FOR       /  / AGAINST        /  / ABSTAIN

3. In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof

BACK:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.


                                      Date:
                                            ----------------------------------


                                            ---------------------------------
                                                  Signature of stockholder


                                            ---------------------------------
                                                  Signature if held jointly

                                             NOTE: PLEASE MARK, DATE, SIGN AND
                                             RETURN THIS PROXY PROMPTLY USING
                                             THE ENCLOSED ENVELOPE. When shares
                                             are held by joint tenants, both
                                             should sign. If signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title. If a corporation or
                                             partnership, please sign in
                                             corporate or partnership name by an
                                             authorized person